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                                                                    EXHIBIT 99.1

SPINROCKET.COM RAISES $4.1 MILLION IN PRIVATE PLACEMENT

NEW YORK, May 2 /PRNewswire/ -- Spinrocket.com, Inc. (OTC Bulletin Board: SRKT -
NEWS), a B2B online marketing company, announced today that it had successfully raised $4.1 million (less fees and expenses) in its private placement, and that the placement has been extended by the Company for an additional thirty days. The securities offered by the Company have not been registered under the Securities Act of 1933 and may not be sold in the United States absent registration or an applicable exemption from the registration requirements.

About Spinrocket

Spinrocket seeks to facilitate the online connection between interested, highly targeted consumers, on the one hand, and content providers and other third parties that wish to reach and market to those consumers, on the other. The Company's software, currently in Beta development, is intended to recognize the content, subject, data or artist contained on any hard medium (i.e., music CD, DVD or CD-ROM), or digital file, that is played in a computer, and then offer the user -- at that moment of peak interest -- the ability to connect online with the provider of that hard medium, with various other related Internet sites, and/or with providers of related content. The Company's software therefore is intended to facilitate the relationship, on a highly targeted and individualized basis, between consumers and providers. This will permit content providers and other third parties to identify profiled consumers of their products, connect with them online, market to them and/or educate them, and generally evolve their relationship, at the exact moment each consumer is actively engaged in that subject or content. The Company's service is intended to provide a significant advantage to content providers, who otherwise typically have little ability to identify and market to their customers.

Safe Harbor statement under the Private Securities Litigation Reform Act of
1995.

This press release may contain forward-looking statements relating to future performance, technology and product development that may impact future results and the future viability of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of various risk factors. More information about factors that potentially could affect Spinrocket.com's financial results is included in Spinrocket.com's filings with the Securities and Exchange Commission.